Exhibit 10.1

EMPLOYMENT AGREEMENT

Bear State Bank ("Bank"), a national bank and a wholly-owned subsidiary of Bear State Financial, Inc., a bank holding company ("Company") and Mark A. McFatridge ("Executive") make and enter into this Employment Agreement ("Agreement"), as of October 1, 2015 to be effective as of the Effective Date.

Background

A.     Metropolitan National Bank (the "MNB") and the Executive entered into a certain Employment Agreement, dated as of January 23, 2014, as it may have been amended from time to time ("MNB Employment Agreement").

B.     In light of the anticipated merger of MNB with the Bank and the Company, under which the Company and the Bank would otherwise succeed MNB under the terms of the MNB Employment Agreement, and conditioned on the closing of the merger of the MNB with the Company and the Bank (the "Merger"), the Company and the Bank wish to employ the Executive, and the Executive wishes to be employed by the Company and the Bank, as the President and Chief Executive Officer of each on the terms and conditions provided herein.

D.     By the severance and change of control provisions contained herein, the Company wishes to encourage the Executive to devote his full time and attention to the faithful performance of his management responsibilities and to assist the Board of Directors in evaluating business options and pursuing the best interests of the Bank and the Company and its shareholders without being influenced by the uncertainties of his own employment situation.

E.     The Company employs the Executive in a position of trust and confidence, and the Executive has or will become acquainted with the Employer's Business, its officers and employees, its strategic and operating plans, its business practices, processes, and relationships, the needs and expectations of its Customers and Prospective Customers, and its trade secrets and other property, including Confidential Information.

F.      The Company, Bank and the Executive wish to enter into this Agreement, effective as provided above.

Agreement

In consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Bank and the Executive agree as follows:

1.     Defined Terms. Throughout this Agreement, and except as defined elsewhere herein, when the first letter of a word (or the first letter of each word in a phrase) is capitalized, the word or phrase shall have the meaning specified in Appendix A. When applying the terms defined in Appendix A or in any other provision of this Agreement, the defined term shall, as appropriate, include any and all of its forms.

2.     Term. The initial Term of this Agreement shall begin on the Effective Date and shall continue through December 31, 2018; provided, however, that beginning on January 1, 2018, and on the first day of each year thereafter, the Term of this Agreement shall automatically be extended by one year, unless either the Company, based on action taken by the Board, or the Executive shall have provided notice to the other at least one hundred eighty (180) days before such date that the Term shall not be extended.

3.     Position and Duties. At all times during the Term, the Executive shall (i) serve as the President and Chief Executive Officer of the Company and the Bank and, in such capacity, shall perform such duties and have such responsibilities as are typical for such positions as well as any other duties consistent with such positions that the Board may assign to him from time to time, (ii) serve as a member of the Board of the Company and the Bank (if elected by shareholders), and (iii) comply with all directions of the applicable Board (other than directions that would require an illegal or unethical act or omission) and all applicable policies and regulations of the Company and the Bank. The Executive shall perform these duties using the skill and care ordinarily expected of an officer in a similar position with similar duties. The Executive shall not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or company that competes, conflicts or interferes with the performance of his duties hereunder in any material way. Notwithstanding the preceding provisions, the Executive may (x) serve as a volunteer or board member of any not-for-profit community or trade organization, provided that such activity does not interfere with the performance of his duties hereunder and is not inconsistent with the Employer's interests, and or (y) subject to prior approval of the Board (which shall not be unreasonably withheld), serve as a non-employee director or volunteer for one or more other entities not in competition with the Employer's Business. Consistent with the duties above, during the Term, at appropriate intervals, the Company and Bank shall nominate the Executive as a candidate for election or re-election to their respective Boards of Directors, subject to any necessary regulatory non-objections.

4.     Compensation, Benefits, and Expenses. For services provided during the Term and before his Termination of Employment, the Employer shall compensate the Executive as follows:

(a)     Base Salary. The Executive shall receive base salary at the annual rate of Four Hundred and Twenty-Five Thousand and No/100 Dollars ($425,000.00), as increased from time to time by the Board. During the Term, the Board may increase (but not decrease below $425,000) the Executive's base salary. The term "Base Salary" as used in this Agreement shall refer to the annual base salary as in effect from time to time, including any increases. Base Salary payments shall be made in substantially equal installments pursuant to the Employer's established payroll procedures.

(b)     Initial Restricted Stock Grant. The Company shall grant the Executive a restricted stock award representing the opportunity to earn a number of shares of Company common stock having a value equal to Four Hundred and Twenty-Five Thousand and No/100 Dollars ($425,000.00) based on the per share closing price of Company common stock as of the Effective Date (or, if Company common stock is not traded on such date, the next trading day following the Effective Date) as reported by the NASDAQ Stock Market. In determining the number of shares of Company common stock subject to the restricted stock award by applying the foregoing formula, the number of shares will be rounded to the nearest one hundred share increment. The restricted stock award will be granted as of the Effective Date (or on the next business day thereafter) and 50% of the restricted stock award will vest ninety (90) days after the grant date and the remaining 50% will vest on the one year anniversary of the grant date if the Executive has previously established his primary and permanent residence in the Little Rock, Arkansas metropolitan area and the Executive remains in the continuous employ of the Employer through such date; provided, however, that the continued employment condition will not be applicable (and the Executive shall become 100% vested in such award) if Executive's incurs a Termination of Employment prior to the one-year anniversary of the grant date due to a Company-initiated Termination of Employment without Cause or the Executive resigns for Good Reason). Such grant will be subject to such other general terms and conditions in the form of award employed by the Employer for grants of this type.

(c)      Annual Incentive Compensation.

(1)     The Executive shall be eligible to receive annual bonus compensation, if any, as may be determined by, and based on performance measures (which performance measures may include earnings per share and credit quality measures) established by, the Board of Directors upon the recommendation of the Compensation Committee of the Board of Directors (the "Committee") consistent with the Employer's strategic planning process and in consultation with the Executive, pursuant to any incentive compensation program as may be adopted from time to time by the Committee (an "Annual Bonus"). The Executive shall be eligible for an Annual Bonus opportunity equal to at least one hundred percent (100%) of his Base Salary (with attainment at the threshold level of performance representing at least 25% of Base Salary, attainment at the target level of performance representing at least 50% of Base Salary and attainment at the maximum level of performance representing at least 100% of Base Salary).

(2)     Any Annual Bonus earned shall be payable in cash and/or shares of Company common stock or shares of restricted common stock (with a maximum vesting period of three years), as determined by the Committee, in the year following the year in which the bonus is earned in accordance with the Employer's normal practices for the payment of short-term incentives.

(3)     Notwithstanding any provision of Subsections (a) and (b) above to the contrary, a minimum Annual Bonus for each of calendar years 2016 and 2017 shall be payable in the amount of One Hundred and Twenty Thousand Dollars ($120,000.00), regardless of actual performance, one-half of each such minimum Annual Bonus shall be paid in cash and the remaining one-half shall be paid in the form of a restricted stock award (with a three year maximum vesting period). The number of shares subject to each restricted stock award will be rounded to the nearest one hundred share increment. Each restricted stock award will be granted at the time the Annual Bonus is paid for the applicable calendar year in accordance with the Employer's normal practices for the payment of short-term incentives. Each restricted stock award will vest in full on the third anniversary of the grant date (or such earlier date determined by the Committee), subject to the Executive's continuing employment; provided, however, that the continued employment condition will not be applicable (and the Executive shall become 100% vested in such award) if Executive incurs a Termination of Employment prior to the date on which such award is 100% vested due to a Company-initiated Termination of Employment without Cause or the resignation of the Executive for Good Reason. Such grant will be subject to such other general terms and conditions in the form of award employed by the Employer for grants of this type.

(d)     Employee Benefits. The Executive shall be eligible to participate in such employee benefit plans as are made available to, and on such terms and conditions applicable to, other similarly situated executives. The Employer may change or terminate any such benefit plan at any time, in its sole discretion, subject to applicable legal requirements.

(e)     Paid Time Off. Executive may utilize paid time off at a self-determined level; provided, however, that such level of paid time off does not interfere with the overall performance of his duties hereunder.

(f)     Reimbursement of Expenses. The Employer shall reimburse the Executive for reasonable business expenses incurred by the Executive in connection with the performance of his duties. Such reimbursements shall be made in accordance with the Bank's established reimbursement policies, as in effect from time to time; provided, however, reimbursements for expenses incurred during a calendar year shall be made not later than March 15 of the following year.

(g)     Claw-back of Compensation. The Executive agrees to repay any compensation previously paid or otherwise made available to the Executive under this Agreement that is subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of the Company are then traded), including, but not limited to, the following circumstances:

(1)     where the Company or the Employer is required to prepare an accounting restatement due to the Company’s material noncompliance as a result of misconduct~~,~~ with any financial reporting requirement under securities law (a “required accounting restatement”), provided that the Executive’s repayment obligation shall be limited to any bonus or other incentive-based or equity-based compensation received during the 12-month period following the filing of the document that was the subject of the required accounting restatement;

(2)     where the Executive has committed, is substantially responsible for, or has violated, the respective acts, omissions, conditions, or offenses outlined under 12 C.F.R. Section 359.4(a)(4); and

(3)     if the Bank becomes, and for so long as the Bank remains, subject to the provisions of 12 U.S.C. Section 18310(f), where such compensation exceeds the restrictions imposed on the senior executive officers of such an institution.

The Executive agrees to return promptly any such compensation properly identified by the Employer by written notice provided pursuant to this section.

(h)     Apportionment of Obligations. The obligations for the payment of the amounts otherwise payable pursuant to this Section 4 shall be apportioned between the Company and the Bank as they may agree from time to time in their sole discretion.

5.     Termination of Employment; Resignation of Officer Positions. Subject to its payment obligations under this Section and Section 6 or 7, if applicable, the Company may Terminate the Executive's Employment at any time, with or without Cause. The Executive may voluntarily Terminate his Employment at any time by providing at least thirty (30) days prior notice to the Company. Regardless of whether his Termination of Employment is voluntary or involuntary, the Executive shall resign from all officer positions with the Company and the Bank, effective as of his Termination Date. Upon Termination of Employment, the Executive shall be entitled to the following in addition to any benefits payable under Section 6 or 7:

(a)     Any earned but unpaid Base Salary, at the Executive's then effective annual rate, for services performed through his Termination Date. This amount shall be paid to the Executive not later than the payroll date for the payroll period next following his Termination Date.

(b)     Provided that the Executive applies for reimbursement in accordance with the Employer's established reimbursement procedures (within the period required by such procedures but under no circumstances later than thirty (30) days after his Termination Date), the Employer shall pay the Executive any reimbursements to which he is entitled under such procedures not later than the payroll date for the payroll period next following the date on which the Executive applies for reimbursement.

(c)     Any benefits (other than severance) payable to the Executive under any of the Employer's incentive compensation or employee benefit plans or programs shall be payable in accordance with the provisions of those plans or programs.

The Executive shall not be entitled to payments pursuant to Section 6 or 7, unless the Executive Terminates his Employment for Good Reason pursuant to Section 9, or the Company Terminates his Employment (other than a termination for Cause, death, or Disability pursuant to Section 8).

6.     Non-Change of Control Severance Benefit.

(a)     Subject to (i) the Executive's timely execution and filing of a Release in accordance with Section 17, (ii), such Release having become effective pursuant to its terms, and (iii) the following provisions of this Section, the Bank shall pay and provide to the Executive the payments and benefits specified in Subsections (b) and (c), if during the Term and before the occurrence of a Change of Control, either (1) the Bank Terminates the Executive's Employment (other than a termination for Cause, death, or Disability pursuant to Section 8), or (2) the Executive voluntarily Terminates his Employment for Good Reason pursuant to Section 9. Notwithstanding the preceding provisions of this Subsection, the Executive shall not be entitled to benefits pursuant to this Section if he is entitled to benefits pursuant to Section 7. Any amount payable to the Executive pursuant to this Section is in addition to amounts already owed to the Executive by the Bank and is in consideration of the covenants set forth in this Agreement and/or the Release. Failure to renew this Agreement pursuant to Section 2 hereof shall not constitute Termination of Employment.

(b)     The Bank shall continue to pay the Executive's Base Salary at the rate in effect on the Termination Date (disregarding any reduction in the Executive's annual Base Salary that is an event of Good Reason) for the greater of (i) twelve (12) months or (ii) the remaining period of the Term, as determined on the day preceding his Termination Date. Salary continuation payments made pursuant to the preceding sentence shall be made in accordance with the Bank's established payroll procedures; provided, however, any amounts otherwise payable under such procedures before the Release becomes effective shall be made as soon as administratively feasible after the Release becomes effective and not more than sixty (60) days after the Executive's Termination of Employment. Notwithstanding the preceding sentence, if the Executive's Termination Date occurs during the last fifty-nine (59) days of a calendar year, payments pursuant to the preceding sentence shall be made during the calendar year following the year in which the Executive's Termination Date occurs.

(c)     Notwithstanding any provision in this Agreement (or any underlying equity award agreement) to the contrary, any time-based service condition contained in any equity awards outstanding in favor of the Executive shall be deemed to have been satisfied immediately prior to the Termination Date.

(d)     If the Executive is entitled to payments pursuant to Subsection (b), and a Change of Control occurs after his Termination Date, the remaining payments to which the Executive is entitled pursuant to Subsection (b) shall be paid as a lump sum payment not later than thirty (30) days after the Change of Control Date.

(e)     The obligation of the Bank to make payments to the Executive hereunder is subject to compliance with any applicable provisions of the Federal Deposit Insurance Corporation regulations found in Part 359 (entitled "Golden Parachute And Indemnification Payments") of Title 12 of the Code of Federal Regulations (or any successor provisions).

7.     Change of Control Severance Benefit.

(a)     Subject to (i) the Executive's timely execution and filing of a Release in accordance with Section 17, (ii) such Release having become effective pursuant to its terms; and (iii) the following provisions of this Section, the Bank shall pay and provide to the Executive the payments and benefits specified in Subsections (b) and (c), if during the Term and concurrent with or within one (1) year after a Change of Control, either (A) the Bank Terminates the Executive's Employment (other than a termination for Cause, Disability, or death pursuant to Section 8), or (B) the Executive voluntarily Terminates his Employment pursuant to Section 9 for Good Reason. Such payments shall be made as soon as administratively feasible (and not more than sixty (60) days) after the Executive's Termination Date. Notwithstanding the preceding sentence, if the Executive's Termination Date occurs during the last fifty-nine (59) days of a calendar year, the payment pursuant to the preceding sentence shall be made during the calendar year following the year in which the Executive's Termination Date occurs.

(b)     Subject to the provisions of this Section, the Bank shall pay to the Executive a single lump sum payment in an amount equal to the product of (i) twenty-four multiplied by (ii) the monthly equivalent of the Executive's Base Salary (at the greater of the rate in effect on the Change of Control Date or the Termination Date).

(c)     Notwithstanding any provision in this Agreement (or any underlying equity award agreement) to the contrary, any time-based service condition contained in any equity awards outstanding in favor of the Executive shall be deemed to have been satisfied immediately prior to the Termination Date.

(d)     The obligation of the Bank to make payments to the Executive hereunder is subject to compliance with any applicable provisions of the Federal Deposit Insurance Corporation regulations found in Part 359 (entitled "Golden Parachute And Indemnification Payments") of Title 12 of the Code of Federal Regulations (or any successor provisions).

(e)     Notwithstanding any provision of this Section to the contrary, if any amount or benefit to be paid or provided under this Agreement or otherwise payable to the Executive by the Employer would be an "Excess Parachute Payment," within the meaning of Section 280G of the Code, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided to Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). Whether requested by the Executive or the Employer, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Employer by the Employer's independent accountants. In the event the payments to the Executive are required to be reduced pursuant to this Subsection, the portions of the payments that would be paid latest in time will be reduced first and if multiple portions of the payments to be reduced are paid at the same time, any noncash payments will be reduced before any cash payments, and any remaining cash payments will be reduced pro rata.

8.     Termination of Employment by the Company for Cause, Disability, or Death.

(a)     The Bank may Terminate the Executive's Employment for Cause or Disability at any time. To do so, the Board must provide the Executive with a notice of termination specifying the Termination Date and either the specific act(s) or failure(s) constituting Cause or the circumstances constituting Disability. If the Board’s notice identifies an act or failure constituting Cause, it shall be accompanied by a resolution duly adopted by not less than two-thirds (2/3) of the entire membership of the Board, excluding the Executive (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard by the Board), finding, in the reasonable opinion of the Board, that an event of Cause has occurred and specifying the details thereof. If the act or failure constituting Cause is subject to correction under the definition of Cause and related definitions in this Agreement, the notice shall also specify the period during which the act or failure must be corrected. If the Board determines that the Executive has not corrected the act or failure in all material respects within the required correction period, the Board must then provide a second notice of termination stating the reasons for the termination and the Termination Date, and the Executive’s Employment shall Terminate on such date.

(b)     If the Executive dies before Termination of his Employment, his employment shall terminate automatically on the date of his death.

(c)     In the case of a Termination of Employment pursuant to this Section, the Executive shall not be entitled to benefits or payments pursuant to Section 6 or 7.

9.     Resignation by Executive for Good Reason. If an event of Good Reason occurs during the Term, the Executive may, at any time within the ninety (90) day period following such event, provide the Bank with a notice of termination specifying the event of Good Reason and notifying the Bank of his intention to Terminate his Employment if the Bank fails to correct the event of Good Reason within thirty (30) days following receipt of the Executive's notice of termination. If the Bank fails to correct the event of Good Reason within such thirty (30) day period, then the Executive may deliver a notice of Termination for Good Reason at any time within the sixty (60) days following the expiration of such cure period.

10.     Withholding and Taxes. The Bank may withhold from any payment made hereunder (i) any taxes that the Bank reasonably determines are required to be withheld under federal, state, or local tax laws or regulations, and (ii) any other amounts that the Bank is authorized to withhold. Except for employment taxes that are the obligation of the Bank, the Executive shall pay all federal, state, local, and other taxes (including, without limitation, interest, fines, and penalties) imposed on him under applicable law by virtue of or relating to the payments and/or benefits contemplated by this Agreement, subject to any reimbursement provisions of this Agreement.

11.     Use and Disclosure of Confidential Information.

(a)     The Executive acknowledges and agrees that (i) by virtue of his employment, he will be given access to, and will help analyze, formulate or otherwise use, Confidential Information, (ii) the Employer has devoted (and will devote) substantial time, money, and effort to develop Confidential Information and maintain the proprietary and confidential nature thereof, and (iii) Confidential Information is proprietary and confidential and, if any Confidential Information were disclosed or became known by persons engaging in a business in any way competitive with the Employer's Business, such disclosure would result in hardship, loss, irreparable injury, and damage to the Employer, the measurement of which would be difficult, if not impossible, to determine. Accordingly, the Executive agrees that (i) the preservation and protection of Confidential Information is an essential part of his duties of employment and that, as a result of his employment with the Bank, he has a duty of fidelity, loyalty, and trust to the Bank in safeguarding Confidential Information. The Executive further agrees that he will use his best efforts, exercise utmost diligence, and take all steps necessary to protect and safeguard Confidential Information, whether such information derives from the Executive, other employees of the Employer, Customers, Prospective Customers, or vendors or suppliers of the Employer, and that he will not, directly or indirectly, use, disclose, distribute, or disseminate to any other person or entity or otherwise employ Confidential Information, either for his own benefit or for the benefit of another, except as required in the ordinary course of his employment by the Bank, except to the extent that the communication of such Confidential Information is required pursuant to a compulsory proceeding in which the Executive's failure to provide such information would subject the Executive to criminal or civil sanctions. Nothing in this Agreement prohibits the Executive from reporting possible violations of federal law or regulations to any governmental agency or entity, including but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress, and/or any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation The Executive is not required to obtain the Bank's prior authorization to make any such report or disclosure or to notify the Bank that such report or disclosure has been made. Subject to the preceding, the Executive shall follow all Bank policies and procedures to protect all Confidential Information and shall take any additional precautions necessary under the circumstances to preserve and protect against the prohibited use or disclosure of any Confidential Information.

(b)     The confidentiality obligations contained in this Agreement shall continue as long as Confidential Information remains confidential (except that the obligations shall continue, if Confidential Information loses its confidential nature through improper use or disclosure, including but not limited to any breach of this Agreement) and shall survive the termination of this Agreement and/or the Executive's Termination of Employment.

(c)     From time to time, the Employer may, for its own benefit, choose to place certain Confidential Information in the public domain. The fact that Confidential Information may be made available to the public in a limited form and under limited circumstances does not change the confidential and proprietary nature of such information, and does not release the Executive from his obligations with respect to such Confidential Information.

12.     Ownership of Documents and Return of Materials At Termination of Employment.

(a)     Any and all documents, records, and copies thereof, including but not limited to hard copies or copies stored digitally or electronically, pertaining to or including Confidential Information (collectively, "Employer Documents") that are made or received by the Executive during his employment shall be deemed to be property of the Employer. The Executive shall use Employer Documents and information contained therein only in the course of his employment for the Bank and for no other purpose. The Executive shall not use or disclose any Employer Documents to anyone except as authorized in the course of his employment and in furtherance of the Employer's Business.

(b)     Upon Termination of Employment, the Executive shall immediately deliver to the Bank (with or without request) all Employer Documents and all other Employer property in the Executive's possession or under his custody or control.

13.     Non-Solicitation of Customers and Employees. The Executive agrees that during the Term and for a period of eighteen (18) months following Executive's Termination of Employment, the Executive shall not, except as may be required to perform his duties under this Agreement, directly or indirectly, individually or jointly, (i) solicit in any manner, seek to obtain or service, or accept the business of any Customer for any product or service of the type offered by the Employer or competitive with the Employer's Business, (ii) solicit in any manner, seek to obtain or service, or accept the business of any Prospective Customer for any product or service of the type offered by the Employer or otherwise competitive with the Employer's Business, (iii) request or advise any Customer, Prospective Customer, or supplier of the Employer to terminate, reduce, limit, or change its business or relationship with the Employer, or (iv) induce, request, or attempt to influence any employee of the Employer to terminate his employment with the Employer.

14.     Covenant Not to Compete. The Executive hereby understands and acknowledges that, by virtue of his position with the Bank, he has obtained advantageous familiarity and personal contacts with Customers and Prospective Customers, wherever located, and the business, operations, and affairs of the Employer. Accordingly, during the term of this Agreement and for a period of eighteen (18) months following the Executive's Termination of Employment, the Executive shall not, directly or indirectly:

(a)     as owner, officer, director, stockholder, investor, proprietor, organizer, employee, agent, representative, consultant, independent contractor, or otherwise, engage in the same trade or business as the Employer's Business, in the same or similar capacity as the Executive worked for the Bank, or in such capacity as would cause the actual or threatened use of the Employer's trade secrets and/or Confidential Information; provided, however, that this Subsection shall not restrict the Executive from acquiring, as a passive investment, less than five percent (5%) of the outstanding securities of any class of an entity that are listed on a national securities exchange or actively traded in the over-the-counter market. The Executive acknowledges and agrees that, given the level of trust and responsibility given to him while in the Bank's employ, and the level and depth of trade secrets and Confidential Information entrusted to him, any immediately subsequent (i.e., within eighteen (18) months) employment with a competitor to the Employer's Business would result in the inevitable use or disclosure of the Employer's trade secrets and Confidential Information and, therefore, this eighteen (18) month restriction is reasonable and necessary to protect against such inevitable disclosure; or

(b)     offer to provide employment or work of any kind (whether such employment is with the Executive or any other business or enterprise), either on a full-time or part-time or consulting basis, to any person who then currently is, or who within eighteen (18) months preceding such offer or provision of employment has been, an employee of the Employer.

(c)     The restrictions on the activities of the Executive contained in this Section shall be limited to the following geographical areas:

 (1)     within each county in which a banking center location is operated by the Bank on the Executive's Termination Date; and

 (2)     within a two hundred (200) mile radius of Bank's corporate headquarters address in Little Rock.

15.     Remedies. The Executive agrees that the Bank will suffer irreparable damage and injury and will not have an adequate remedy at law if the Executive breaches any provision of the Restrictive Covenants. Accordingly, if the Executive breaches or threatens or attempts to breach the Restrictive Covenants, in addition to all other available remedies, the Bank shall be entitled to seek injunctive relief and no or minimal bond or other security shall be required in connection therewith. The Executive acknowledges and agrees that in the event of termination of this Agreement for any reason whatsoever, the Executive can obtain employment not competitive with the Employer's Business (or, if competitive, outside of the geographic and customer-specific scope described herein) and that the issuance of an injunction to enforce the provisions of the Restrictive Covenants shall not prevent the Executive from earning a livelihood. The Restrictive Covenants are essential terms and conditions to the Bank entering into this Agreement, and they shall be construed as independent of any other provision in this Agreement or of any other agreement between the Executive and the Bank. The existence of any claim or cause of action that the Executive has against the Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the Bank's enforcement of the Restrictive Covenants.

16.     Periods of Noncompliance and Reasonableness of Periods. The Restrictive Covenants described in Sections 13 and 14 shall be deemed not to run during all periods of noncompliance, the intention of the parties being to have such restrictions and covenants apply for the full periods specified in Sections 13 and 14 following the Executive's Termination of Employment. The Bank and the Executive acknowledge and agree that the restrictions and covenants contained in Sections 13 and 14 are reasonable in view of the nature of the Employer's Business and the Executive's advantageous knowledge of and familiarity with the Employer's Business, operations, affairs, and Customers. Notwithstanding anything contained herein to the contrary, if the scope of any restriction or covenant contained in Section 13 or 14 is found by a court of competent jurisdiction to be too broad to permit enforcement of such restriction or covenant to its full extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law. The parties hereby acknowledge and agree that a court of competent jurisdiction shall invoke and exercise the blue pencil doctrine to the fullest extent permitted by law to enforce this Agreement.

17.     Release. For and in consideration of the foregoing covenants and promises made by the Bank, and the performance of such covenants and promises, the sufficiency of which are hereby acknowledged, the Executive agrees to release the Bank and all other persons named in the Release from any and all causes of action that the Executive has or may have against the Bank or any such person with respect to his employment by the Bank or the termination thereof before the effective date of the Release, other than a breach of this Agreement. The Release shall be substantially in the form attached hereto as Exhibit I. The Bank shall provide the Release to the Executive upon his Termination of Employment or within ten (10) days thereafter. THE EXECUTIVE'S RIGHT TO BENEFITS HEREUNDER SHALL BE CONTINGENT ON HIS SIGNING AND FILING THE RELEASE AS PROVIDED IN THE RELEASE WITHIN TWENTY-ONE (21) DAYS AFTER RECEIVING IT AND THE RELEASE BECOMING EFFECTIVE.

18.     No Reliance. The Executive represents and acknowledges that in executing this Agreement, the Executive does not rely and has not relied upon any representation or statement by the Bank or its agents, other than statements contained in this Agreement.

19.     Miscellaneous Provisions.

(a)     Further Assurances. Each of the parties hereto shall do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered at any time and from time to time upon the request of any other party hereto, all such further acts, documents, and instruments as may be reasonably required to effect any of the transactions contemplated by this Agreement.

(b)     Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party hereto may assign this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned without the prior consent of the Executive to a successor of the Bank (and the Executive hereby consents to the assignment of the Restrictive Covenants under this Agreement to a purchaser of all or substantially all of the assets of the Bank or a transferee, by merger or otherwise, of all or substantially all of the businesses and assets of the Bank) and, upon the Executive's death, this Agreement shall inure to the benefit of and be enforceable by the Executive's executors, administrators, representatives, heirs, distributees, devisees, and legatees and all amounts payable hereunder shall be paid to such persons or the estate of the Executive.

(c)     Waiver; Amendment. No provision or obligation of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing and signed by the Chairman of the Board of Directors and the Executive. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or later breach or noncompliance. Except as expressly provided otherwise herein, this Agreement may be amended or supplemented only by a written agreement executed by the Chairman of the Board of Directors and the Executive.

(d)     Headings. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation or enforcement of this Agreement.

(e)     Severability. All provisions of this Agreement are severable from one another and the unenforceability or invalidity of any provision hereof shall not affect the validity or enforceability of the remaining provisions.

(f)     Notice. Any notice, request, instruction, or other document to be given hereunder to any party shall be in writing and delivered by hand, registered or certified United States mail, return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, as follows:

If to the Executive:	If to the Company:
Mark A. McFatridge At the last address on file with the Bank	General Counsel 900 S. Shackleford Rd. Ste. 401 Little Rock, AR 72211

or such other address as either party hereto may have furnished to the other in writing in accordance with the preceding.

(g)     Counterparts. This Agreement may be signed in two counterparts, each of which shall be deemed an original.

(h)     Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas, without reference to the choice of law principles or rules thereof. The parties hereto irrevocably consent to the jurisdiction and venue of the state courts for the State of Arkansas located in Pulaski County and agree that all actions, proceedings, litigation, disputes, or claims relating to or arising out of this Agreement shall be brought and tried only in such courts.

(i)     Entire Agreement. This Agreement constitutes the entire and sole agreement between the Bank (including any predecessor-in-interest thereto) and the Executive with respect to the Executive's employment or the termination thereof, and there are no other agreements or understandings either written or oral with respect thereto. Except as otherwise expressly provided herein, the parties agree that (1) any and all prior severance and/or change of control agreements between the parties (and their predecessors-in-interest), including but not limited to that certain Executive Employment Agreement dated January 23, 2014 by and between MNB and the Executive, have been terminated and are of no further force or effect, (2) the Executive hereby waives any claim he has or may have for severance or change of control payments under such agreements due to the Merger or transactions related thereto, and (3) the Bank shall have no liability or obligation to the Executive under any such prior agreements. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit or impair the rights of the Executive under that certain Incentive Deferred Compensation Agreement by and between MNB and the Executive dated January 23, 2014.

(j)     Rules of Interpretation. In interpreting this Agreement, the following rules shall apply:

(1)     The rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Words used in the singular shall be construed to include the plural, where appropriate, and vice versa, and words used in the masculine shall be construed to include the feminine, where appropriate, and vice versa.

(2)     This Agreement shall be construed to comply with Code Section 409A or an exemption from the application of Code Section 409A.

(3)     Except as provided in the preceding provisions of this Subsection, this Agreement shall be construed in accordance with the internal laws of the State of Arkansas, without regard to conflict of law principles.

20.     Code Section 409A. The parties acknowledge that the payments and benefits set forth in this Agreement are intended to comply with Code Section 409A to the extent such payments and benefits are not exempt from Code Section 409A under the "separation pay exception," to the maximum extent applicable and/or the "short-term deferral exception" or another exception under Code Section 409A, and shall be paid under the applicable exception. The parties also agree that this Agreement may be modified, as reasonably requested by any party, to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest, and penalties under Code Section 409A in connection with the payments and benefits to be paid hereunder. Any such modification shall maintain the original intent and benefit to the parties of the applicable provisions of this Agreement, to the maximum extent possible without violating Code Section 409A. All payments to be made upon a termination of employment under this Agreement may only be made upon a "separation from service" under section 409A of the Code. Notwithstanding anything to the contrary herein, if, as of the Executive's Termination Date, Executive is a "key employee" within the meaning of Section 416(i) of the Code and the Company has stock that is publicly traded on an established securities market or otherwise, any payment that constitutes deferred compensation because of employment termination will be suspended until the first day of the seventh month following the month in which Executive's last day of employment occurs. 'Deferred compensation' means compensation provided under a nonqualified deferred compensation plan as defined in, and subject to, Code Section 409A.

21.     Indemnification and Insurance. The Employer shall defend, indemnify and hold harmless the Executive and the Executive's heirs, estate, executors and administrators against any costs, losses, claims, suits, proceedings, damages or liabilities to which they may become subject (“Claims”) to arising from, based on, or relating to the Executive's employment by the Employer or the Executive's service as an officer or member of the Board of Directors of the Employer or any affiliate, including without limitation reimbursement for any legal or other expenses reasonably incurred by the Executive in connection with investigating and defending against any such costs, losses, claims, suits, proceedings, damages or liabilities. To the extent consistent with the Employer’s Articles and Bylaws and to the extent applicable to other similarly situated officers and Board members, the Employer shall not be required to defend, indemnify, or hold harmless the Executive for Claims incurred in connection with grossly negligent, illegal, or fraudulent acts committed by the Executive provided that a court of competent jurisdiction has determined that such Claims were caused exclusively by such acts of the Executive. The Employer shall provide to the Executive an opportunity to enter into an indemnification agreement with the same substantive terms offered to other directors and officers. The Employer shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board of Directors), and the Executive shall be covered under such insurance to the same extent as other similarly situated executives of the Employer.

22.     Review and Consultation. The Executive hereby acknowledges that he (i) has read this Agreement in its entirety before signing it, (ii) understands the provisions and effects of this Agreement, (iii) has consulted with such attorneys, accountants, and financial and other advisors as he has deemed appropriate in connection with his execution of this Agreement, and (iv) has executed this Agreement voluntarily.

23.     Reimbursement of Certain Costs.

(a)     If a dispute arises regarding the Executive’s rights hereunder, and the Executive obtains a final judgment in his favor from a court of competent jurisdiction with respect to such dispute, all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, expert witness fees, and disbursements) incurred by the Executive in connection with such dispute or in otherwise pursuing a claim based on a breach of this Agreement, shall be paid by the Bank.

(b)     Any reimbursement by the Bank pursuant to this Section shall be subject to compliance with applicable provisions of the Federal Deposit Insurance Corporation regulations found in Part 359 (entitled “Golden Parachute and Indemnification Payments”) of Title 12 of the Code of Federal Regulations (or any successor provisions).

BEAR STATE FINANCIAL, INC.

/s/ Mark A. McFatridge Mark A. McFatridge	By: /s/ Richard N. Massey Name: Richard N. Massey Title: Chairman of the Board

October 1, 2015 Date	October 1, 2015 Date

BEAR STATE BANK.

By: /s/ Richard N. Massey Name: Richard N. Massey Title: Chairman of the Board

October 1, 2015 Date

APPENDIX A
DEFINED TERMS

For purposes of this Agreement, the following terms shall have the meanings specified below:

"Bank" means Bear State Bank, a wholly-owned subsidiary of Bear State Financial, Inc., and any successor to all or substantially all of its business.

"Board" or "Board of Directors" means the Company's Board of Directors or a committee of such Board authorized to act on such Board's behalf

"Cause" means any of the following:

(1)     the Executive's act or failure to act constituting willful misconduct or gross negligence, personal dishonesty, or breach of fiduciary duty involving personal profit;

(2)     the Executive's willful and material failure to perform the duties of his employment (except in the case of a Termination of Employment for Good Reason or on account of the Executive's physical or mental inability to perform such duties) and the failure to correct such failure within ten (10) business days after receiving notice from the Board specifying such failure in detail;

(3)     the Executive's willful and material violation of the Bank's code of ethics or written harassment policies;

(4)     the requirement or direction of a federal or state regulatory agency having jurisdiction over the Bank that the Executive's employment be terminated;

(5)     the Executive's arrest, indictment, or conviction for (i) a felony or (ii) a lesser criminal offense involving dishonesty, breach of trust, or moral turpitude, or the Executive’s willful violation of any law, rule or regulation (other than traffic violations and similar offenses);

(6)     the Executive's material breach of a material term, condition, or covenant of this Agreement and the failure to correct such violation within ten (10) business days after receipt of written notice from the Board specifying such breach in detail; or

(7)     the Executive’s incompetence.

For purposes of this definition, no act or failure to act shall be considered "willful," if the Executive acted or failed to act either (i) in good faith or (ii) with a reasonable belief that his act or failure to act was not opposed to the Bank's best interests.

"Change of Control" means the first occurrence of any of the following events:

(1)     consummation of a merger, reorganization, or consolidation of the Company, as a result of which persons who were shareholders of the Company immediately prior to such merger, reorganization, or consolidation do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the merger, reorganization, or consolidation, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of (i) the merged, reorganized, or consolidated company or (ii) an entity that, directly or indirectly, owns more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the company described in clause (i);

(2)     a sale, transfer, or other disposition of all or substantially all of the assets of the Company, which is consummated and immediately following which the persons who were shareholders of the Company immediately prior to such sale, transfer, or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the sale, transfer, or disposition, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of (i) the entity or entities to which such assets are sold or transferred or (ii) an entity that, directly or indirectly, owns more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the entities described in clause (i); or

(3)     the sale, transfer or disposition of, or the granting of an irrevocable proxy to an unaffiliated third party with regard to, more than fifty percent (50%) of the shares of voting stock of the Bank.

Notwithstanding the preceding provisions, an event described above shall not be considered a Change of Control unless such even is a change in the effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation with respect to the Executive for purposes of Code Section 409A(a)(2)(A)(v).

"Change of Control Date" means the date on which a Change of Control occurs.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Company" means Bear State Financial, Inc., and any successor to all or substantially all of its business.

"Confidential Information" means the following:

(1)     materials, records, documents, data, statistics, studies, plans, writings, and information (whether in handwritten, printed, digital, or electronic form) relating to the Employer's Business that are not generally known or available to the Employer's business, trade, or industry or to individuals who work therein other than through a breach of this Agreement, or

(2)     trade secrets of the Employer (as defined under applicable law).

Confidential Information includes, but is not limited to: (i) information about the Employer's employees; (ii) information about the Employer's compensation policies, structure, and implementation; (iii) hardware, software, and computer programs and technology used by the Employer; (iv) Customer and Prospective Customer identities, lists, and databases, including private information related to customer history, loan activity, account balances, and financial information; (v) strategic, operating, and marketing plans; (vi) lists and databases and other information related to the Employer's vendors; (vii) policies, procedures, practices, and plans related to pricing of products and services; and (viii) information related to the Employer's acquisition and divestiture strategy. Information or documents that are generally available or accessible to the public shall be deemed Confidential Information, if the information is retrieved, gathered, assembled, or maintained by the Employer in a manner not available to the public or for a purpose beneficial to the Employer.

"Customer" means a person or entity who is a customer of the Employer at the time of the Executive's Termination of Employment or with whom the Executive had direct contact on behalf of the Bank at any time during the one-year period preceding the Executive's Termination of Employment.

"Disability" means that the Executive is disabled within the meaning of the long-term disability policy of the Bank, as in effect on the earlier of the Termination Date or the Change of Control Date. The Executive's Termination of Employment on account of Disability shall not affect his eligibility for benefits under any disability policy or program of the Bank.

"Effective Date" means the effective time of the Merger. If for any reason the agreement among the Bank, the Company and MNB providing for the Merger is terminated without the Merger having been completed, then this Agreement shall be deemed null and void and of no force or effect, the MNB Employment Agreement shall continue in full force and effect in accordance with its terms, and no party to this Agreement shall have any rights or obligation hereunder.

"Employer" means the Bank, the Company, and any other employer that is treated as a single employer with the Bank or the Company pursuant to Code Section 414(b), (c), or (m).

"Employer's Business" means, collectively, the products and services provided by the Employer, including the following:

(1)     community banking, including lending activities (including individual loans consisting primarily of home equity lines of credit, residential real estate loans, and/or consumer loans, and commercial loans, including lines of credit, real estate loans, letters of credit, and lease financing) and depository activities (including noninterest-bearing demand, NOW, savings and money market, and time deposits), debit and ATM cards, merchant cash management, internet banking, and other general banking services;

(2)     investment and brokerage services, including a full array of investment options and investment advice;

(3)     treasury segment, including investment management, wholesale funding, interest rate risk, liquidity and leverage management, capital markets products (including interest rate derivatives, foreign exchange, and industrial revenue bond financing);

(4)     wealth management, including fiduciary and trust services, fee-based asset management, and mutual fund management; and

(5)     insurance agency services, including full-service insurance brokerage services, such as commercial property and casualty, surety, loss control services, employee benefits consulting and administration, and personal insurance.

"Good Reason" means any of the following without the express written consent of the Executive:

(1)     a material reduction in the Executive's duties, responsibilities, or status with the Bank;

(2)     a material diminution in the Executive's authority, duties or responsibilities or a change in his position such that he ceases to hold the title of, or serve in the role as, President and Chief Executive Officer of the Company or any successor;

(3)     a material reduction in the Executive's Base or a breach by the Company or the Bank of Section 4(c)(i) hereof;

(4)     a change in the primary location at which the Executive is required perform the duties of his employment to a location that is more than fifty (50) miles from the location at which his office is located on the Effective Date of this Agreement; provided, that Executive acknowledges that he will office at in Little Rock, Arkansas at Company headquarters, and that this will not constitute Good Reason; or

(5)     the Bank's material breach of this Agreement.

"Prospective Customer" means a person or entity who was the direct target of sales or marketing activity by the Executive or whom the Executive knew was a target of the Bank's sales or marketing activities during the one year period preceding the Executive's Termination of Employment.

"Release" means the release referred to in Section 17.

"Restrictive Covenants" means the restrictions contained in Sections 11 through 14.

"Term" means the term of this Agreement, including any extensions thereof, as determined pursuant to Section 2.

"Termination Date" means the effective date of the Executive's Termination of Employment.

"Termination of Employment" means the Executive's separation from service within the meaning of Code Section 409A(a)(2)(A)(i).

EXHIBIT I
RELEASE OF ALL CLAIMS

FOR VALUABLE CONSIDERATION, including the payment to the Executive of certain severance benefits, the Executive hereby makes this Release of All Claims ("Release") in favor of _______________, Inc. (including all subsidiaries and affiliates) ("Employer") and its agents as set forth herein.

1.      The Executive releases, waives and discharges the Employer and its agents (as defined below) from all claims, whether known or unknown, arising out of the Executive's employment relationship with the Bank, the termination of that relationship, and all other events, incidents, or actions occurring before the date on which this Release is signed; provided, however, this Release shall not apply to any claim based on the Bank's breach of Section 5 of the Employment Agreement. Claims released herein include, but are not limited to, discrimination claims based on age, race, sex, religion, national origin, disability, veteran status, or any other employment claim, including claims arising under The Civil Rights Act of 1866, 42 U.S.C. § 1981; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Age Discrimination in Employment Act of 1967; the Federal Rehabilitation Act of 1973; the Older Workers' Benefits Protection Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; the Family and Medical Leave Act (to the extent that FMLA claims may be released under governing law), any Federal or State wage and hour laws and all other similar Federal or State statutes; and any and all tort or contract claims, including, but not limited to, breach of contract, breach of good faith and fair dealing, infliction of emotional distress, defamation, or wrongful termination or discharge.

2.      The Executive further acknowledges that the Bank has advised the Executive to consult with an attorney of the Executive's own choosing and that the Executive has had ample time and adequate opportunity to thoroughly discuss all aspects of this Release with legal counsel prior to executing this Release.

3.      The Executive agrees that he is signing this Release of his own free will and is not signing under duress.

4.      In the event the Executive is forty (40) years of age or older, the Executive acknowledges that the Executive has been given a period of twenty-one (21) days to review and consider a draft of this Release in substantially the form of the copy now being executed and has carefully considered the terms of this Release. The Executive understands that he may use as much or all of the twenty-one (21) day period as he wishes prior to signing, and he has done so.

5.      In the event the Executive is forty (40) years of age or older, the Executive has been advised and understands that he may revoke this Release within seven (7) days after acceptance. ANY REVOCATION MUST BE IN WRITING AND HAND-DELIVERED TO:

Chairman of the Board

______________________, Inc.

__________________________

NO LATER THAN BY CLOSE OF BUSINESS ON THE SEVENTH (7TH) DAY FOLLOWING THE DATE OF EXECUTION OF THIS RELEASE.

6.      The "Employer and its agents," as used in this Release, means the Company, its subsidiaries, affiliated or related corporations or associations, their predecessors, successors, and assigns, and the directors, officers, managers, supervisors, employees, representatives, servants, agents, and attorneys of the entities above described, and all persons acting, through, under or in concert with any of them.

7.      The Executive agrees to refrain from making any disparaging remarks concerning the Employer or its agents. The Company and the Bank agree to refrain from providing any information to third parties other than confirming dates of employment and job title, unless the Executive gives the Bank written authorization to release other information or as otherwise required by law. With respect to the Bank or the Company, this restriction pertains only to official communications made by the Company's or Bank's directors and/or officers and not to unauthorized communications by the Bank's or Company's employees or agents. This restriction will not bar the Bank or the Company from disclosing the Release as a defense or bar to any claim made by the Executive in derogation of this Release.

PLEASE READ CAREFULLY BEFORE SIGNING. EXCEPT AS EXPRESSLY PROVIDED IN PARAGRAPH 1 ABOVE, THIS RELEASE CONTAINS A RELEASE AND DISCHARGE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE EMPLOYER AND ITS AGENTS EXCEPT THOSE RELATING TO THE ENFORCEMENT OF THIS RELEASE OR THOSE ARISING AFTER THE EFFECTIVE DATE OF THIS RELEASE.

Date	Mark A. McFatridge